Bond Labs Reports 3rd Quarter and YTD Results

Continued Strong Revenue and Profitability Growth

OMAHA, Neb.—November 15, 2012--(BUSINESS WIRE)--Bond Laboratories, Inc. (OTCBB:) (“Bond Labs”), an international provider of innovative and proprietary nutritional supplements for health conscious consumers, announces significant continued revenue growth and positive net income for the third quarter. Revenue for the three months ended September 30, 2012 was $4.6 million as compared to $3.2 million for the comparable period last year, an increase of 43%. Net income for the three months ended September 30, 2012 was $0.5 million as compared to $0.3 million for the comparable period in 2011, an increase of 61%. Year to date revenue and net income for the nine months ended September 30, 2012 was $14.7 million and $2.0 million as compared to $9.4 million and $0.8 million for the nine months ended September 30, 2011, an increase of 57% and 151%, respectively.

“Our strategic initiatives remain focused on both expanding the number of retail locations and increasing average revenue per location. To that end, we remain dedicated to developing and marketing high-quality and innovative products that address the needs of our loyal customer base. This quarter also saw Bond Lab’s ongoing reach into international markets with a major and successful launch into Australia. While still a relatively small part of our business, continued international expansion represents a huge growth opportunity for Bond Labs, which we expect to build on during the fourth quarter and throughout 2013,” commented John Wilson, CEO of Bond Labs.

About Bond Labs

Bond Laboratories is a manufacturer of innovative and proprietary nutritional supplements for health conscious consumers. The Company produces and markets products through its NDS Nutrition division. NDS’ products number over 50 brands of energy, sports, and dietary supplements. These products are sold directly through specialty health and nutrition retailers, and are included among the top-selling products at GNC® franchises. Bond Labs is headquartered in Omaha, Nebraska. For more information, please visit .

Safe Harbor

Statements about the Company’s future expectations and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. The above information contains information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by and information currently available to the Company or its management. The company does not undertake any responsibility to update the forward-looking statements contained in this release.

Contact:

Surety Financial Group, LLC
Bruce Weinstein
410-833-0078

Source: Bond Laboratories, Inc.